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Loomis Sayles Funds
One Financial Center, Boston, Mass. 02111 (617) 482-2450 Fax (617) 338-0761


August 28, 1996



State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Gentlemen:

This is to advise you that Loomis Sayles Funds (the "Trust") has established a new fund to be known as the Loomis Sayles High Yield Fund. In accordance with the Additional Funds provisions in Article 8 of the Transfer Agency and Service Agreement between the Trust and State Street Bank and Trust Company, the Trust hereby requests that you act as transfer agent for the new fund under the terms of the contract.

In addition, the Trust hereby ratifies your acting, and requests that you continue to act, as transfer agent to the Loomis Sayles Worldwide Fund which commenced operations on May 1, 1996.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one copy to the Trust and retaining one copy for your records.



By       /s/ Ronald Logue
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Agreed to this 16th day of September 1996
State Street Bank and Trust Company



By       /s/ Daniel J. Fuss
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         President of the Trust